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                                                                    EXHIBIT 4.12

            This Supplemental Indenture, dated as of April 1, 1999 (this "Supplemental Indenture" or "Guarantee"), among Sea Coast Foods, Inc. (the "Guarantor"), Aurora Foods Inc. (together with its successors and assigns, the "Company") and Wilmington Trust Company, as Trustee under the Indenture referred to below.

                              W I T N E S S E T H:

            WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of July 1, 1997 (as amended, supplemented, waived or otherwise modified, the "Indenture"), providing for the issuance of 9 7/8% Series C Senior Subordinated Notes due 2007 of the Company (the "Securities");

            WHEREAS, Section 4.10 of the Indenture provides that the Company is required to cause each Subsidiary which Incurs Indebtedness or which is a guarantor of Indebtedness Incurred pursuant to Section 4.3(b)(i) of the Indenture to execute and deliver to the Trustee a Supplemental Indenture pursuant to which such Subsidiary will Guarantee, jointly and severally, to the Holders and the Trustee, subject to subordination provisions in Article X, the full and prompt payment of the Securities in the Indenture; and

            WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

            NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

                                    ARTICLE I

                                   Definitions

            SECTION 1.1. Defined Terms. As used in this Subsidiary Guarantee, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term "Holders" in this Guarantee shall refer to the term "Holders" as defined in the Indenture and the Trustee acting on behalf or for the benefit of such holders. The words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
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                                   ARTICLE II

                        Agreement to be Bound; Guarantee

            SECTION 2.1. Agreement to be Bound. The Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

            SECTION 2.2. Guarantee. (a) The Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder of the Securities and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations pursuant to Article XI of the Indenture.

            (b) The Guarantor agrees that the Indebtedness evidenced by its Subsidiary Guarantee shall be subordinated in right of payment, to the extent and in the manner provided in Article X of the Indenture, to the prior payment when due in cash or Cash Equivalents of all Guarantor Senior Indebtedness of the Guarantor and that the subordination is for the benefit of and enforceable by the holders of Guarantor Senior Indebtedness of the Guarantor. This Guarantee shall in all respects rank pari passu with all other Guarantor Senior Subordinated Indebtedness of the Guarantor and only Indebtedness of the Guarantor which is Guarantor Senior Indebtedness will rank senior to this Guarantee in accordance with the provisions set forth herein.

                                   ARTICLE III

                                  Miscellaneous

            SECTION 3.1. Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

            SECTION 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee and the holders of any Guarantor Senior Indebtedness, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

            SECTION 3.3. Governing Law. This Supplemental Indenture shall be governed by the laws of the State of New York.

            SECTION 3.4. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and


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enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

            SECTION 3.5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

            SECTION 3.6. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

            SECTION 3.7. Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.












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            IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first above written.

                                    SEA COAST FOODS, INC.,

                                    as a Subsidiary Guarantor


                                    By:______________________________
                                      Name:
                                     Title:


                                    AURORA FOODS INC.


                                    By:______________________________
                                      Name:
                                     Title:


WILMINGTON TRUST COMPANY

as Trustee

By:______________________________
   Name:
   Title:









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